Exhibit 10.21

COMMERCIAL PROMISSORY NOTE	United Bank
125 Trade Ct Suite E
Mooresville, North Carolina 28117 (704)799-6702

LOANNUMBER	NOTEDATE	PRINCIPAL AMOUNT	MATURITY DATE
5380316-92641	June 30, 2022	$1,125,000.00	June 30, 2032

LOAN PURPOSE: Purchase existing 39 lot mobile home park located in Leesville, SC. Of the $l .125MM the Bank will allocate $200,000 towards infrastructure renovation upfits to the mobile home park.

BORROWER INFORMATION

Solid Rock MHP LLC
136Main St

Pineville, NC 28134

NOTE. This Commercial Promissory Note will be referred to in this document as the “Note.”

LENDER. “Lender” means United Bank whose address is 125 Trade Ct Suite E, Mooresville, North Carolina 28117, its successors and assigns.

BORROWER “Borrower” means each person or legal entity who signs this Note.

PROMISE TO PAY. For value received, receipt of which is hereby acknowledged, on or before the Maturity Date, the Borrower promises to pay the principal amount of One Million One Hundred Twenty-five Thousand and 00/100 Dollars ($1,125,000.00) or such lesser amount as shall have been advanced by Lender, from time to time, to or on behalf of Borrower under the terms of this Note, and all interest on the outstanding principal balance and any other charges, including service charges, to the order of Lender at its office at the address noted above or at such other place as Lender may designate in writing. The Borrower will make all payments in lawful money of the United States of America.

PAYMENT SCHEDULE. This Note will be paid according to the following schedule: 12 consecutive payments of interest only beginning on July 30, 2022 and continuing on the same day of each month thereafter. This will be followed by 107 consecutive payments of principal and interest in the amount of $7,470.39 beginning on July 30, 2023 and continuing on the same day of each month thereafter. This amount may change on July 30, 2027 and every 5 years thereafter. One final balloon payment shall be due on the Maturity Date in an amount equal to the then unpaid principal and accrued and unpaid interest. All payments received by the Lender from the Borrower for application to this Note may be applied to the Borrower’s obligations under this Note in such order as determined by the Lender.

INTEREST RATE AND SCHEDULED PAYMENT CHANGES. Interest will begin to accrue on June 30, 2022. The initial variable interest rate on this Note will be 5.000% per annum. This interest rate may change on June 30, 2027, and every 5 years thereafter. Each date on which the interest rate may change is called the “Change Date.” Prior to each Change Date, Lender will calculate the new interest rate based on the following index: the base rate on corporate loans posted by at least 70% of the 10 largest U.S. banks known as the Wall Street Journal U.S. Prime Rate in effect on the Change Date (the “Index”) plus 1.000 percentage points (the “Margin”). The interest rate will never be less than 5.000%.

If the Index is not available at the time of the Change Date, Lender will choose a new Index which is based on comparable information. The Index is used solely to establish a base from which the actual rate of interest payable under the Note will be calculated, and is not a reference to any actual rate of interest charged by any lender to any particular borrower.

Nothing contained herein shall be construed as to require the Borrower to pay interest at a greater rate than the maximum allowed by law. If, however, from any circumstances, Borrower pays interest at a greater rate than the maximum allowed by law, the obligation to be fulfilled will be reduced to an amount computed at the highest rate of interest permissible under applicable law and if, for any reason whatsoever, Lender ever receives interest in an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to amounts owed, in Lender’s sole discretion, or as otherwise allowed by applicable law. An increase in the interest rate will result in a higher payment amount. Interest on this Note is calculated on an Actual/360 day basis. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

LATE PAYMENT CHARGE. If any required payment is more than 15 days late, then at Lender’s option, Lender will assess a late payment charge of 4.000% of the am01.mt past due.

PREPAYMENT PENALTY. This Note is subject to a prepayment penalty. Payment of all unpaid principal, accrued and unpaid interest and all other fees then outstanding prior to the Maturity Date will result in a penalty that shall be equal to: The Borrower shall have the privilege to pay the principal amount of the loan in full (or in part) in the 1st year subject to a five percent (5%) prepayment premium, in the 2nd year to a four percent (4%) prepayment premium, in the 3rd year to a three percent (3%) prepayment premium, in the 4th year to a two percent (2%) prepayment premium, in the 5th year to a one percent (1%) prepayment premium with no prepayment premium being in effect after the 5th year. Notwithstanding the foregoing, the prepayment premium shall be waived on that portion of the loan which is prepaid from net operating income of the business operations of the Borrower/Guarantor.

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ADVANCES. The Borrower and Lender agree that the Borrower may borrow up to the maximum amount of principal only one time. Subject to the terms of this Note and all of the related agreements, advances under this Note are obligatory. Regardless of the obligatory nature of this Note, principal advances will not be made to the Borrower if any of the following conditions exist:

●	The maximum amount on this Note has been reached or is outstanding.

●	Borrower has breached any of the terms, provisions, representations, requirements or promises contained in this Note or any other agreement.

●	Borrower makes a request for an advance after the Maturity Date.

●	The Note or any other agreement relating to the extension of credit is in default.

●	The Lender has deemed itself insecure or there has been a material adverse change of conditions.

●	The Lender is precluded by law from making the advance.

Advances under this Note may be requested orally or in writing by the Borrower or by an authorized person.

The total of any advance requested and unpaid principal cannot exceed the available principal amount. The available principal amount refeJN to the principal amount minus the aggregate amount of outstanding advances.

All advances will be charged to a loan account in Borrower’s name on Lender’s books, and the Lender shall debit in such account the amount of each advance made to, and credit to such account the amount of each repayment made by Borrower. The Lender shall provide to Borrower a monthly statement of Borrower’s loan account, which shall be deemed to be correct, accepted by, and binding upon Borrower unless Lender receives a written statement of exception from Borrower within 10 days after such statement is furnished.

SECURITY TO NOTE. Security (the “Collateral”) for this Note is granted pursuant to the following security document(s):

Assignment of Leases and Rents dated June 30, 2022 evidencing an assignment of leases and rents on the property located at 1015 Sandpit Rd, Leesville SC 29070.

Security Instrument (Mortgage/Deed of Trust/Security Deed) in the amount of $1,125,000.00, dated June 30, 2022 evidencing a lien on the property located at 1015 Sandpit Rd, Leesville SC 29070.

GUARANTY. In support of this transaction, a Guaranty dated June 30, 2022 has been executed by Raymond M Gee.

RIGHT OF SET-OFF. To the extent permitted by law, Borrower agrees that Lender has the right to set-off any amount due and payable under this Note, whether matured or unmatured, against any amount owing by Lender to Borrower including any or all of Borrower’s accounts with Lender. This shall include all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. Such right of set-off may be exercised by Lender against Borrower or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Borrower, or against anyone else claiming through or against Borrower or such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off has not been exercised by Lender prior to the making, filing or issuance or service upon Lender of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant. Lender will not be liable for the dishonor of any check when the dishonor occurs because Lender set-off a debt against Borrower’s account. Borrower agrees to hold Lender harmless from any claim arising as a result of Lender exercising Lender’s right to set-off.

RELATED DOCUMENTS. The words “Related Documents” mean all promissory notes, security agreements, mortgages, deeds of trust, deeds to secure debt, business loan agreements, construction loan agreements, resolutions, guaranties, environmental agreements, subordination agreements, assignments, and any other documents or agreements executed in connection with the indebtedness evidenced hereby this Note whether now or hereafter existing, including any modifications, extensions, substitutions or renewals of any of the foregoing. The Related Documents are hereby made a part of this Note by reference thereto, with the same force and effect as if fully set forth herein.

DEFAULT. Upon the occurrence of any one of the following events (each, an “Event of Default” or “default” or “event of default”), Lender’s obligations, if any, to make any advances will, at Lender’s option, immediately terminate and Lender, at its option, may declare all indebtedness of Borrower to Lender under this Note immediately due and payable without further notice of any kind notwithstanding anything to the contrary in this Note or any other agreement: (a) Borrower’s failure to make any payment on time or in the amount due; (b) any default by Borrower under the terms of this Note or any other Related Documents; (c) any default by Borrower under the terms of any other agreement between Lender and Borrower; (d) the death, dissolution, or termination of existence of Borrower or any guarantor; (e) Borrower is not paying Borrower’s debts as such debts become due; (t) the commencement of any proceeding under bankruptcy or insolvency laws by or against Borrower or any guarantor or the appointment of a receiver; (g) any default under the terms of any other indebtedness of Borrower to any other creditor; (h) any writ of attachment, garnishment, execution, tax lien or similar instrument is issued against any collateral securing the loan, if any, or any of Borrower’s property or any judgment is entered against Borrower or any guarantor; (i) any part of Borrower’s business is sold to or merged with any other business, individual, or entity; G) any representation or warranty made by Borrower to Lender in any of the Related Documents or any financial statement delivered to Lender proves to have been false in any material respect as of the time when made or given;

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(k) if any guarantor, or any other party to any Related Documents terminates, attempts to terminate or defaults under any such Related Documents; (l) Lender has deemed itself insecure or there has been a material adverse change of condition of the financial prospects of Borrower or any collateral securing the obligations owing to Lender by Borrower. Upon the occurrence of an event of default, Lender may pursue any remedy available under any Related Document, at law or in equity.

GENERAL WAIVERS. To the extent permitted by law, the Borrower severally waives any required notice of presentment, demand, acceleration, intent to accelerate, protest, and any other notice and defense due to extensions of time or other indulgence by Lender or to any substitution or release of collateral. No failure or delay on the part of Lender, and no course of dealing between Borrower and Lender, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

JOINT AND SEVERAL LIABILITY. If permitted by law, each Borrower executing this Note is jointly and severally bound

SEVERABILITY. If a court of competent jurisdiction determines any term or provision of this Note is invalid or prohibited by applicable law, that term or provision will be ineffective to the extent required. Any term or provision that has been determined to be invalid or prohibited will be severed from the rest of this Note without invalidating the remainder of either the affected provision or this Note.

SURVIVAL. The rights and privileges of the Lender hereunder shall inure to the benefits of its successors and assigns, and this Note shall be binding on all heirs, executors, administrators, assigns, and successors of Borrower.

ASSIGNABILITY. Lender may assign, pledge or otherwise transfer this Note or any of its rights and powers under this Note without notice, with all or any of the obligations owing to Lender by Borrower, and in such event the assignee shall have the same rights as if originally named herein in place of Lender. Borrower may not assign this Note or any benefit accruing to it hereunder without the express written consent of the Lender.

DUTY TO NOTIFY. Borrower agrees to notify Lender if there is any change in the beneficial ownership information provided to Lender. Additionally, Borrower agrees to provide Lender with updated beneficial ownership information in the event there is any change in the beneficial ownership information provided to Lender.

ORAL AGREEMENTS DISCLAIMER. This Note represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

GOVERNING LAW. This Note is governed by the laws of the state of North Carolina except to the extent that federal law controls.

HEADING AND GENDER. The headings preceding text in this Note are for general convenience in identifying subject matter, but have no limiting impact on the text which follows any particular heading. All words used in this Note shall be construed to be of such gender or number as the circumstances require.

ATTORNEYS’ FEES AND OTHER COSTS. Borrower agrees to pay all of Lender’s costs and expenses in connection with the enforcement of this Note including, without limitation, reasonable attorneys’ fees, to the extent permitted by law.

ADDITIONAL PROVISIONS. Interest After Default. If the Lender declares a default under the terms of the Loan, including for failure to pay in full at maturity, you may increase the Interest Rate payable on the outstanding Principal balance of this Note. In such event, interest will accrue on the outstanding Principal balance at the variable Interest Rate in effect from time to time, plus an additional 5.000 percent, until paid in full.

By signing this Note, Borrower acknowledges reading, understanding, and agreeing to all its provisions and receipt hereof.

Solid Rock MHP LLC

By:	Manufactured Housing Properties Inc., Member

	/s/ Jhon Wallerd Wardlaw	7-22-22
By:	Jhon Wallerd Wardlaw	Date
Its:	President

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